Exhibit 99.2

Prospect Capital Declares its 88th, 89th and 90th Consecutive Cash Distributions to Shareholders, Exceeding $1.7 Billion in Cumulative Distributions to Shareholders Since 2004

NEW YORK - (Marketwired) - November 4, 2015 - Prospect Capital Corporation (NASDAQ: PSEC, “Prospect”) announced today that Prospect has declared monthly cash distributions to shareholders in the following amounts and with the following record and payment dates:

8.333 cents per share for November 2015 (record date of November 30, 2015 and payment date of December 24, 2015);

8.333 cents per share for December 2015 (record date of December 31, 2015 and payment date of January 21, 2016);

8.333 cents per share for January 2016 (record date of January 29, 2016 and payment date of February 18, 2016).

These distributions mark Prospect’s 88th, 89th, and 90th consecutive cash distributions to shareholders.

Prospect’s closing stock price of $7.30 as of November 2, 2015 delivers to shareholders a current dividend yield of 13.7%.

Based on past distributions and assuming its current share count for upcoming distributions, Prospect since inception through its January 2016 distribution will have distributed more than $14.37 per share to original shareholders and over $1.7 billion in cumulative distributions to all shareholders.

Prospect expects to declare its February, March and April 2016 distributions in February 2016.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future

Exhibit 99.2

events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.

For additional information, contact:

Grier Eliasek, President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702